Exhibit 99.(a)(5)(ii)

July 25, 2016

Melrose Industries PLC

Results of General Meeting

The Board of Melrose Industries PLC (“Melrose” or “the Company”) is pleased to announce that at today’s Melrose General Meeting all resolutions regarding the proposed recommended acquisition of Nortek, Inc. (“Nortek”) and the associated Rights Issue were passed.

Copies of the resolutions have been submitted to the National Storage Mechanism in accordance with rule 9.6.2 of the UK Listing Rules and will be available for inspection at www.hemscott.com/nsm.do.

Details of the poll votes received will shortly be available on the Melrose website.

Enquiries:

Montfort Communications
Charlotte McMullen	+44 (0) 203 514 0897
Sophie Arnold

IMPORTANT NOTICE:

This announcement is for information purposes only and is not an offer to buy or the solicitation of an offer to sell any Nortek Shares. The solicitation of offers to buy Nortek Shares has only been, and will only be, made pursuant to the offer to purchase, the letters of transmittal and related documents, which were filed with the United States Securities and Exchange Commission (“SEC”) on July 8, 2016. Nortek securityholders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement filed by Nortek regarding the tender offer on July 8, 2016 as they contain important information.  Nortek securityholders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at www.sec.gov.  In addition, copies of the tender offer statement and related materials may be obtained for free by directing such requests to the information agent for the tender offer.  The solicitation/recommendation statement and related documents may be obtained by directing such requests to Nortek. This announcement is for information purposes only and shall not constitute an offer to buy, sell, issue or subscribe for, or the solicitation of an offer to buy, sell, issue, or subscribe for, any securities in Melrose Industries PLC or any other entity. No securities of Melrose Industries PLC have been or will be registered under the U.S. Securities Act of 1933, as amended, or under the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States absent registration or an exemption from registration thereunder, or in a transaction not subject to the registration requirements of the Securities Act and the securities laws of any state or other jurisdiction of the United States.